Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES GUARANTEE OF
SENIOR NOTES ISSUED BY AVIS BUDGET CAR RENTAL

PARSIPPANY, N.J., February 9, 2007 - Avis Budget Group, Inc. (NYSE: CAR) announced today that it has agreed to guarantee the principal of, and interest on, the $1.0 billion aggregate principal amount of senior notes issued by its Avis Budget Car Rental subsidiary in April 2006. Accordingly, Avis Budget Car Rental’s 7.625% Senior Notes due 2014, 7.75% Senior Notes due 2016 and Floating Rate Senior Notes due 2014 will now have the benefit of a parent-company guarantee.

As a result of the guarantee, under applicable rules of the Securities and Exchange Commission, the Company will continue to file periodic reports with the SEC for Avis Budget Group but does not expect that periodic reports will be required for any of its subsidiaries, including Avis Budget Car Rental. The Company expects to achieve cost savings as a result of filing periodic reports for just one entity. In consideration of Avis Budget Group’s agreement to guarantee the notes, the Company received $14 million, before fees and expenses, from certain institutional investors in a transaction arranged by Deutsche Bank Securities Inc.

The guarantee has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions.  Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees.   For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important risks, assumptions, uncertainties and important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Quarterly Reports on Form 10-Q for the period ended June 30, 2006 and September 30, 2006, included under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations". Except for the Company's ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contacts

John Barrows   Susan McGowan
(973) 496-7865   (973) 496-3916

Investor Contact

David Crowther
(973) 496-7277